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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                                             Contact:
                                                                  Jef Bauer
                                                                  (219) 977-7774


                     MAJESTIC STAR COMPLETES ACQUISITION OF
                            THREE FITZGERALDS CASINOS

  First And Only African American To Wholly Own A Casino Company Goes National

         GARY, Ind., December 6, 2001 - Majestic Star Casino ("Majestic Star") announced today that its indirectly wholly owned subsidiary Majestic Investor Holdings, LLC, has completed its acquisition of three Fitzgeralds casinos located in Tunica, Miss., Black Hawk, Colo., and Las Vegas, Nev. Majestic Star and its affiliates now officially own and operate four casinos including its first casino, the Majestic Star Casino in Gary. Majestic Star purchased the three Fitzgeralds casinos for approximately $149 million in cash plus the assumption of certain liabilities.

         Majestic Star and its affiliates are wholly owned by Detroit businessman Don H. Barden who, with the acquisition of Fitzgeralds, becomes the country's first African American to wholly own a national casino company. Majestic Star is one of only a handful of privately held casino companies in the United States.

         "It's exciting to be making history with this endeavor," Barden said. "Our success in Gary has made this acquisition possible. Fitzgeralds is a perfect match for our company and I look forward to growing this new company beyond what it is today."

         Majestic Star and Fitzgeralds cater primarily to the value conscious middle-market drive-in slot customer. Majestic Star plans to retain the Fitzgeralds brand name and will continue to market to its core customer by offering great service, the most popular slots and table games as well as top-notch food and accommodations all at an affordable price.

         Fitzgeralds Casinos statistics:

                  Fitzgeralds Tunica - Located 30 miles from downtown Memphis, Tenn., on a 50-acre site, this property employs approximately 1,152 team members and features a 507-room hotel, three restaurants, 1,400 slots, 33 table games a special events center and parking for approximately 1,800 vehicles.

                                     -more-


One Buffington Harbor Drive         Gary, Indiana  46406      1-888-2B-LUCKY


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Majestic Completes Fitzgeralds Acquisition                              page 2

                  Fitzgeralds Black Hawk - Located approximately 35 miles west of Denver in the historic old west mining town of Black Hawk, this property employs approximately 365 team members and features 596 slots, six table games, a restaurant, bar and a 392-space all-valet parking garage.

                  Fitzgeralds Las Vegas - Anchoring one end of the world famous Fremont Street Experience in downtown Las Vegas, this property employs approximately 978 team members and features 638 hotel rooms, three bars, four restaurants, 953 slots, 23 table games, a sportsbook and a keno lounge.

         "With the addition of these three casinos, Majestic Star will operate in three of the top five gaming markets in the country," Barden said. "The Fitzgeralds purchase is the first step in our plan to grow Majestic Star beyond our home in Indiana. I want to thank my team for bringing this project to fruition and making this exciting opportunity a reality. I look forward to working with the many fine employees at these three great Fitzgeralds properties. Together we're going to build a highly competitive national casino brand with approximately 4,300 slots, 110 table games, 1,100 hotel rooms, and 3,800 employees."

         The Majestic Star Casino began operations on June 7, 1996 at Buffington Harbor in Gary. Majestic Investor Holdings, LLC was formed solely for the purpose of acquiring substantially all of the assets of Fitzgeralds Tunica, Fitzgeralds Black Hawk and Fitzgeralds Las Vegas. Majestic Investor Holdings, LLC is an indirect wholly owned subsidiary of The Majestic Star Casino, LLC.

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One Buffington Harbor Drive         Gary, Indiana  46406      1-888-2B-LUCKY